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Exhibit 8.2

[LETTERHEAD OF PROSKAUER ROSE LLP]

February 16, 2006

Atlantic Realty Trust
747 Third Avenue
New York, NY 10017

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Kimco Realty Corporation, a Maryland corporation (“Kimco”), including the proxy statement of Atlantic Realty Trust, a Maryland real estate investment trust (“Atlantic”) forming a part thereof, relating to the proposed merger (the “Merger”) of Atlantic with and into SI 1339, Inc., a Maryland corporation (‘’Merger Sub”) pursuant to the Agreement and Plan of Merger, by and between Kimco, Atlantic and Merger Sub, dated as of December 1, 2005.

      We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER — Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it relates to the United States federal income tax consequences of the Merger, is accurate in all material respects.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Proskauer Rose LLP